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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                               Commission File Number: 333-70663

(Check  One):

[X ]  Form  10-K  and  Form  10-KSB     [  ]  Form  11-K
[  ]  Form  20-F                        [  ]  Form  10-Q  and  Form  10-QSB
[  ]  Form N-SAR

For  Period  Ended:  DECEMBER 31, 2002

[  ]     Transition  Report  on  Form  10-K  and  10-KSB
[  ]     Transition  Report  on  Form  20-F
[  ]     Transition  Report  on  Form  11-K
[  ]     Transition  Report  on  Form  10-Q  and  Form  10-QSB
[  ]     Transition  Report  on  Form  N-SAR

                        For the Transition Period Ended:

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Nothing  in  this  form  shall  be  construed  to  imply that the Commission has verified  any  information  contained  herein.
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If  the  notification relates to a portion of the filing checked above, identify the  item(s)  to  which  the  notification  relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant                 CONNECTIVCORP
Former Name if Applicable               SPINROCKET.COM, INC.
Address of Principal Executive Office   750 Lexington Avenue, 23rd Floor
                                        New York, New York 10022
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PART II  - RULES 12b-25(b) AND (c)
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If  the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.) [X]

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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(c)     The  accountant's  statement or other exhibit required by Rule 12b-25(c)
has  been  attached  if  applicable.
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PART III - NARRATIVE
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State  below  in  reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant is unable to file its Annual Report (the "Annual Report") on Form 10-KSB for its fiscal year ended December 31, 2002 by the prescribed date of March 31, 2003 without unreasonable effort or expense because not all of the necessary information is available for the preparation of its financial statements. The registrant is requesting additional time through this Notification of Late Filing to be able to accumulate and report accurate financial information and finalize its financial statements. The registrant intends to file the Annual Report on or prior to the prescribed extended date.
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PART IV - OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

              ELLIOT GOLDMAN                        (212) 750-5858

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes  [X] No


                                  CONNECTIVCORP
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:      March 28, 2003                 By  /s/ ELLIOT GOLDMAN
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                                                  Elliot Goldman
                                                  President

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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                         Violations (See 18 U.S.C.1001)
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